EXHIBIT 23.1

CONSENT OF INDEPENDENT PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements of Wireless Facilities, Inc. on Form S-3 (No. 333-53014, No. 333-71618, No. 333-74108, and No. 333-112956), on Form S-4 (No. 333-112957) on Form S-8 (No. 333-127060, No. 333-124959, No. 333-116903, No. 333-90455, No. 333-54818, No. 333-71702 and No. 333-91852) of our report dated March 8, 2006, relating to our audit of the financial statements of Madison Research Corporation which appears in the Current Report on Form 8-K/A of Wireless Facilities, Inc., dated October 2, 2006.

/s/ Crabtree, Rowe & Berger, P.C.

Huntsville, Alabama
December 15, 2006